EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated March 10, 2023, on the financial statements of Legend Spices, Inc., as of December 31, 2022 and December 31, 2021, respectively, and for the periods then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933.  We also consent to the application of such report to the financial information in the Registration statement when such information is read in conjunction with the financial statements referred to in our report.  Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

/s/ Gries & Associates, LLC

Gries & Associates, LLC

Denver, Colorado

PCAOB Firm #6778

April 5, 2023